Exhibit 99.2
               HOPPER RADIO OF FLORIDA, INC.
               AND SUBSIDIARIES
               UNAUDITED FINANCIAL INFORMATION
               at March 31, 2007 and December 31, 2006 and the
               Three Months Ended March 31, 2007 and 2006

HOPPER RADIO OF FLORIDA, INC. AND SUBSIDIARIES
INDEX TO UNAUDITED FINANCIAL INFORMATION

HOPPER RADIO OF FLORIDA, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$70,470	$61,702
Investments	34,965	33,688
Accounts receivable, net	19,634	31,471
Inventories, net	13,780	16,663
Other current assets	957	98

TOTAL CURRENT ASSETS	139,806	143,622

PROPERTY PLANT AND EQUIPMENT, NET	6,213	6,415

OTHER ASSETS	1,026	934

TOTAL ASSETS	$147,045	$150,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$11,145	$17,396
Accrued liabilities	4,948	8,573
Current portion of bond payable	270	270
Income taxes payable	3,631	3,286

TOTAL CURRENT LIABILITIES	19,994	29,525

LONG-TERM BOND PAYABLE, LESS CURRENT PORTION	2,950	2,950

TOTAL LIABILITIES	22,944	32,475

COMMITMENT AND CONTINGENCIES

SHAREHOLDERS’ EQUITY	124,101	118,496

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$147,045	$150,971

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

HOPPER RADIO OF FLORIDA, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands )

	Three Months Ended
	March 31,
	2007	2006
NET SALES	$34,131	$35,357

COST OF SALES	26,663	26,254

GROSS PROFIT	7,468	9,103

SELLING GENERAL AND ADMINISTRATIVE EXPENSES	3,352	1,608

INCOME FROM OPERATIONS	4,116	7,495

OTHER INCOME	1,826	677

INCOME BEFORE INCOME TAXES	5,942	8,172

INCOME TAX EXPENSES	343	934

NET INCOME	$5,599	$7,238

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

HOPPER RADIO OF FLORIDA, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,599	$7,238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	217	42
Loss (gain) on sale of investments	18	(2)
Changes in operating assets and liabilities:
Accounts receivable	11,837	12,280
Inventories	2,882	7,751
Prepaid expenses and other current assets	(858)	623
Other assets	(91)	(22)
Accounts payable	(6,250)	(523)
Accrued expenses	(3,625)	(3,777)
Income taxes payable	344	(4,856)

NET CASH PROVIDED BY OPERATING ACTIVITIES	10,073	18,754

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of investments	1,861	220
Purchase of investments	(3,055)	—
Expenditures for equipment	(15)	(124)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,209)	96

CASH FLOW FROM FINANCING ACTIVITIES
Distributions to shareholders	—	(8)

NET CASH USED IN FINANCING ACTIVITIES	—	(8)

Effect of exchange rate changes on cash and cash equivalents	(96)	(12)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,768	18,830

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	61,702	46,773

CASH AND CASH EQUIVALENTS — END OF PERIOD	$70,470	$65,603

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

HOPPER RADIO OF FLORIDA, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business: Hopper Radio of Florida, Inc. (“Hopper”) and Subsidiaries (the “Company”), are the exclusive importers of Memorex electronic products manufactured for distribution to large retailers and distributors in the United States, Canada, South America and Central America. The Company also imports and distributes certain electronic products under the Disney name pursuant to a licensing agreement. In April 2007, the Company entered into an agreement whereby the Company will be the exclusive importer and distributor of consumer electronic products under brand names associated with MTV Networks.
Basis of Presentation: The interim consolidated financial statements include the accounts of Hopper and its wholly-owned subsidiary Memcorp, Inc., (“Memcorp”), Memcorp’s wholly owned subsidiaries Memcorp Asia Limited (“Memcorp Asia”), a Hong Kong Corporation and Hopper Asia Limited (“Hopper Asia”), a Hong Kong Corporation. In addition, Hopper has been leasing the building that houses Hopper’s offices and warehouse in Florida from BJS Family Limited Partnership (“BJS”). BJS was established for the sole purpose of acquiring the land and building and leasing the building. Under FASB Interpretation No. 46, BJS is a variable interest entity and Hopper is the primary beneficiary. Therefore, BJS has been included in the consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and all intercompany account balances and transactions between these companies are eliminated in consolidation.
The interim condensed consolidated financial statements of Hopper are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair statement of financial position, results of operations and cash flows for the periods presented. The results of operations for any interim period are not necessarily indicative of full year results.
Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near term are the reserve for sales returns and the allowance for doubtful accounts.
Accounts Receivable: In the normal course of business, the Company provides credit to its customers and maintains a reserve for potential credit losses which, when realized, have been within the range of management’s allowance for doubtful accounts. The Company establishes an allowance for uncollectible accounts receivable based on historical experience and any specific customer collection issues that the Company has identified. As of March 31, 2007 and December 31, 2006, the allowance for doubtful accounts amounted to $188,000 and $494,000, respectively. Reserve for sales returns amounting to approximately $759,000 and $6,898,000 has been netted against accounts receivable balances at March 31, 2007 and December 31, 2006, respectively.
NOTE B — INVESTMENTS
At March 31, 2007, the Company’s investments consist of the following:

			Financial	Gross
		Fair	Reporting	Unrealized
	Cost	Value	Basis	Losses
(In thousands)
Municipal Bonds — (Note C)	$35,037	$34,965	$34,965	$82

The municipal bonds have maturity dates ranging from 2007 to 2038. Proceeds from the sales of investments were approximately $1,900,000 for the three months ended March 31, 2007. Gross realized gains on those sales for the three months ended March 31, 2007 were approximately $5,000. Gross realized losses on those sales for the three months ended March 31, 2007 were approximately $25,000.
NOTE C — LINES OF CREDIT
Hopper: Hopper has a line of credit with a bank that provides for maximum borrowings of $20,000,000 for the opening of import letters of credit. No import letters of credit were open at March 31, 2007 associated with this line of credit.
Hopper has an additional $35,000,000 line of credit with a bank for the opening of trade letters of credit payable at sight. Payments on amounts drawn are due on demand and Hopper pays fees and costs as stipulated by the bank. At March 31, 2007, Hopper had approximately $7,885,000 of open trade letters of credit and $4,000,000 of open standby letters of credit associated with this line of credit. Borrowings under this line of credit are guaranteed by one of the shareholders. At March 31, 2007, approximately $17,221,000 of municipal bonds (Note B) and approximately $2,091,000 of money market funds serve as collateral for this line of credit.
Memcorp Asia: Memcorp Asia has a line of credit agreement with a financial institution consisting of an overdraft facility, an import facility, and a letter of credit facility. At March 31, 2007, $300,000 of cash on deposit was restricted by the financial institution as collateral against this line of credit.
Memcorp Asia has an on demand short-term line of credit agreement with a financial institution that provides for maximum borrowings of $25,000,000. At March 31, 2007, $500,000 of cash on deposit was restricted by the financial institution as collateral against this line of credit.
At March 31, 2007, there was approximately $16,266,000 of trade letters of credit and $2,335,000 of open standby letters of credit associated with this line of credit.
NOTE D — ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income amounting to approximately $61,000 as of March 31, 2007, consists of unrealized losses on investment securities amounting to approximately $82,000 and translation adjustments amounting to approximately $143,000.
NOTE E — COMMITMENTS AND CONTINGENCIES
Agreements: In June 1995, the Company entered into an exclusive agreement to sell and distribute consumer electronic products under the Memorex name through December 31, 2018. This agreement provides that Memcorp purchase products with an aggregate purchase price of at least $150,000,000 in each of the years from 2004 through 2018. The agreement provides that from the year 2004 through 2018, the minimum yearly purchase requirement shall be adjusted for inflation, based upon the greater of five percent (5%) or the United States Consumer Price Index using 1998 and 2004 as the base years, respectively. If the minimum purchase amounts are not met, the Company is required to pay a percentage of the difference between the minimum purchase amount and the amount purchased. At March 31, 2007, if the yearly purchases are between $100,000,000 and $150,000,000, Hopper is required to pay one and three quarter’s percent of the difference.
At March 31, 2007, if the yearly purchases are below $100,000,000, Hopper is required to pay two percent of the difference. Total purchases amounted to approximately $10,704,000 for the three months ended March 31, 2007.

The agreement also provides that the Company must purchase the products at certain specified prices as defined in the agreement that are based on annual purchase volume. Hopper has the right in June of any year to provide notice of cancellation to terminate the agreement.
In July 2002, Hopper entered into an agreement to sell and distribute electronic equipment under the Disney name through March 31, 2005. This agreement required Hopper to pay royalties ranging from 4% to 8% with a minimum royalty guarantee of $2,750,000. The agreement also provided for Hopper to pay certain marketing and development costs. Hopper subsequently negotiated extensions of the agreement through March 2007, at which time the agreement terminated. Under the terms of the amended agreement, Hopper was required to pay royalties averaging 5.5% with a minimum royalty guarantee based on geographical regions. The minimum royalty guarantee was $5,500,000 from April 30, 2005 through September 30, 2006 with no minimum from October 1, 2006 through March 31, 2007. The agreement also provided for Hopper to pay certain marketing and product development costs. Sales of electronic equipment under the Disney name for the three months ended March 31, 2007 were approximately $2,454,000 and royalty expense amounted to approximately $167,000.
In December 2006, the Company entered into an agreement to sell and distribute consumer electronic products under brand names associated with MTV Networks through June 30, 2010. This agreement requires Hopper to pay royalties ranging from 4% to 8% with a minimum royalty guarantee of $2,000,000 payable in three installments as follows: $400,000 on or before June 30, 2008; $600,000 on or before June 30, 2009; and $1,000,000 on or before December 31, 2009. The excess royalties paid in any of the years cannot be credited toward future minimum royalty guarantee amounts. The agreement also provides for Hopper to pay certain marketing and product development costs.
General litigation: The Company is subject to potential claims encountered in the normal course of business. In the opinion of management, the resolution of such claims will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
NOTE F — SUBSEQUENT EVENTS
On May 7, 2007, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Imation Corp. (“Imation”). The Purchase Agreement provides for the acquisition by Imation of certain assets of the Company used in or relating to the sourcing and sale of branded consumer electronics products, principally under the Memorex brand name (the “Memcorp Business”).
The purchase price for the Memcorp Business is approximately $60 million, consisting of approximately $27.3 million in cash at closing and $37.5 million in promissory notes. In addition, there is a potential earn-out payment three years after closing of up to $20 million dependent on financial performance of the purchased business. With respect to the promissory notes, $30 million will be paid through the issuance of a promissory note payable to the Company in quarterly installments over three years from the closing date, with an interest rate of 6% per annum, and not subject to offset. Payment of the $30 million obligation is further provided for by an irrevocable letter of credit to be issued by Imation. The remaining $7.5 million will be paid through the issuance of a promissory note payable to the Company in a lump sum payment 18 months from the closing date, with an interest rate of 6% per annum, which shall be unsecured and subject to offset to satisfy any claims to indemnification; provided that if an existing obligation of the Company is satisfied prior to the 18-month maturity date, $3.75 million of such note shall be paid in advance of the maturity date, and provided further that if the existing obligation is not satisfied prior to the 18-month maturity date, $3.75 million of such note shall be withheld until such obligation is satisfied or the third anniversary of the closing date, whichever occurs first. The acquired assets and assumed liabilities do not include cash on hand, accounts receivable, accounts payable, accrued liabilities or income taxes payable.
The Company and Imation have made customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants to cause the Company to conduct the Memcorp Business in the ordinary course during the interim period between signing and closing. Among other covenants, the Company has agreed not to compete with the Memcorp Business for three years, and a shareholder and certain key employees of the Company have also agreed not to compete with the Memcorp Business for three years from the termination of their consulting services to Imation. A number of employees of the Memcorp Business also are expected to transfer to Imation upon closing. The acquisition closed during the third quarter of calendar year 2007.